Ex. 1

                               HBK INVESTMENTS L.P.

                            AUTHORIZATION CERTIFICATE


     Reference is made to that certain Second Amended and Restated Limited Partnership Agreement of HBK Investments L.P., a Delaware limited partnership (the "Partnership"), dated as of January 1, 1997 (the "Agreement"). All capitalized terms which are not defined herein shall have the meanings set forth in the Agreement.

     The undersigned, being the sole General Partner in the Partnership, pursuant to Section 7.1 of the Agreement and resolutions dated October 27, 2004, does hereby authorize Jon L. Mosle, General Counsel of the Partnership, to act for and on behalf of the Partnership to carry out the purposes of the Partnership in relation to filings and requests and related correspondence with the Securities and Exchange Commission, the Commodities Futures Trading Commission and any other governmental or self-regulatory agency or body with authority to regulate securities or commodities transactions or related business activities.

     IN WITNES WHEREOF, the undersigned has executed this Authorization Certificate as of the 12th day of November, 2004.


                                         GENERAL PARTNER

                                         HBK Partners II L.P.

                                         By:  HBK Management LLC,
                                              Its sole general partner

                                              By:  /s/  David C. Haley
                                                   David C. Haley
                                                   Member, Authorized Signatory